                                                                    EXHIBIT 99.1




                                                 May 25, 2004

Dear Shareholder:

         We are excited to share with you the results of the 2003 Annual Meeting and the first quarter of 2004.

         At this year's annual meeting, presentations were made by Todd Fanning, Vice President & CFO; Bob Schneider, Senior Vice President & Trust Officer; Steve Bouslog, Senior Vice President & Corporate Sales Manager; Craig Wesner, Chairman of the Board; and Tony J. Sorcic, President & CEO.

         Craig Wesner, Chairman of the Board, welcomed the shareholders to the annual meeting. Chairman Wesner noted the Board of Directors, Management and Staff develop a Strategic Plan each year, which determines the course of the Company over the next 3 years. The Plan addresses key financial ratios, earnings, and future growth plans. The Management of the Company has achieved consistent improvement in these key areas.

         The following Directors were elected to serve until the 2007 Annual
Meeting: Daryl Becker, Sharon L. Covert, Mark Janko, James B. Miller, and Stephen W. Samet. The Board of Directors and Management greatly appreciate your continued confidence in the operation of the Company.

         Todd Fanning, Vice President & CFO, reviewed the 2003 Annual Report. As previously reported, the Company ended 2003 with net income of $6,603,000, a return on equity of 13.01%, and diluted earnings per share totaling $2.05. The Company's efforts to expand non-interest revenue sources contributed to these outstanding results. Fees from mortgage loans, commercial loans, deposits, trust and farm management services, and security gains positively impacted non-interest income.

         Tony Sorcic, President & CEO, noted two objectives in the 2003 Strategic Plan were to expand into new markets and accelerate the fee revenue from non-traditional lines of business (trust, brokerage, and insurance). One of the tactics to accomplish these objectives was the establishment of a Task Force to study the combination of trust and brokerage services. The Task Force was given the mission to accelerate growth and expand fee income through non-traditional lines of business and recommend the future direction and organizational structure of trust and brokerage services. From this process, Citizens Financial Advisors was developed. Bob Schneider and Steve Bouslog provided the shareholders with an update on Citizens Financial Advisors. In 2004, trust and brokerage services will be combined. This will allow the Bank to better serve its customers through a multi-disciplined approach. It is anticipated the combination of the two departments will take place in September of 2004.

                                                                    May 25, 2004
                                                                          Page 2


         During 2003, the Company announced the death of a long-time, dedicated Director, Don S. Browning. Mr. Browning was appointed to the Board in 1983 and served on both the Company's and the Subsidiary Bank's Boards of Directors. His valuable input and friendship will be greatly missed by the Board of Directors, Management and the Company.

         At its April 26, 2004 meeting, the Board of Directors declared a quarterly dividend of $.19 per share, payable May 25, 2004, to those shareholders of record as of May 7, 2004. This is the Company's 77th consecutive dividend and the ninth increase in the last twelve quarters. The stock price reached a high of $29.10 during the first quarter and closed on March 31, 2004 at $28.65, a 30.8% increase from the March 31, 2003 closing price of $21.90.

         President Sorcic noted the goal of the Company's Capital Management Plan is to enhance long-term shareholder return. Under this plan, the quarterly cash dividend has been increased; a special dividend has been paid to shareholders each of the past three years; and two additional Stock Repurchase Plans were implemented. The Company's seventh Stock Repurchase Plan, which was announced in May of 2003, was completed in December of 2003. In January of 2004, the Company announced its eighth stock repurchase plan and, as of April 27, 2004, the Company had repurchased 37,000 shares under this plan at an average price of $28.52. Since 1997, the Company has repurchased a total of 1,071,271 shares through stock repurchase programs. Princeton National Bancorp, Inc. continues to balance capital needs with future growth opportunities.

         President Sorcic reviewed the performance of the Company's stock price. At December 31, 2003, the stock price had increased 140% in comparison to the price at December 31, 2000. This compares very favorably to the performance of the Russell 3000 Index, S&P 500 Index, Dow Jones Industrials, and the NASDAQ Composite Index, all of which declined during the same 3-year period.

         The Company continued to experience strong growth in its loan portfolio in 2003. Total loans increased $21.6 million, reaching a record high of $383.1 million. Loan growth was particularly strong in the areas of commercial and agriculture, which, combined, totaled $21.1 million. The Company generated this loan growth while maintaining a low level of non-performing loans; the balance of non-performing loans at December 31, 2003 was approximately $969,000 as compared to $3.8 million at December 31, 2002. The ratio of non-performing loans to total loans decreased to .25% at December 31, 2003 from 1.07% at December 31, 2002.

         In 2003, Princeton National Bancorp, Inc. purchased land in Elburn, Illinois and signed a purchase contract for land in Aurora, Illinois in the center of the rapidly growing Oswego-Aurora area. The Company will begin construction of the facility in Aurora, Illinois in 2004. Once this facility is completed, construction will begin on the facility in Elburn, Illinois. Princeton National Bancorp, Inc. is very excited about the opportunities which will be presented by these new locations.

         The Company is off to a good start in 2004. Princeton National Bancorp, Inc. achieved diluted earnings per share of $.52 for the first quarter of 2004, a 2.0% increase over the 2003 fourth quarter results of $.51. Net income for the quarter increased slightly to $1,641,000 as compared to $1,638,000 in the fourth quarter of 2003. The return on average equity was 12.95% compared to 12.86% for the fourth quarter of 2003.

                                                                    May 25, 2004
                                                                          Page 3


         The Company is fortunate to have a professional staff whose dedication and work ethic is demonstrated in the consistent results which have been produced. Princeton National Bancorp, Inc. remains focused on providing a long-term profitable return to shareholders and is excited about the opportunities of the future!

         Thank you for your support of Princeton National Bancorp, Inc.

                                                Sincerely,



/s/ Craig O. Wesner                             /s/ Tony J. Sorcic
-------------------                             ------------------
Craig O. Wesner                                 Tony J. Sorcic
Chairman of the Board                           President & CEO

                                [PRINCETON LOGO]


SHAREHOLDER INFORMATION
-----------------------

To participate in either the Dividend Reinvestment Plan or Electronic Direct Deposit, contact Lou Ann Birkey at 815-875-4444.

A copy of Princeton National Bancorp, Inc.'s Annual Report on Form 10-K for 2003, as filed with the Securities & Exchange Commission, is available without charge by writing: Lou Ann Birkey, Vice President -- Investor Relations & Corporate Secretary, Princeton National Bancorp, Inc., 606 S. Main Street, Princeton, IL 61356, or . by E-mailing pnbc@citizens1st.com.


Princeton National Bancorp, Inc.'s stock is traded on the NASDAQ Stock Market under the symbol "PNBC". Following is a list of the Company's market makers:

RBC Dain Rauscher
Contact: BRIAN FOSTER
Phone:   800-683-3246

Howe Barnes Investments, Inc.
Contact: NICK BACH
Phone:   800-800-4693

William Blair & Company
Contact: LARRY DOUGHERTY
Phone:   800-621-0687


 2004 FIRST QUARTER HIGHLIGHTS

 - Net income for the first quarter of 2004 totaled $1.641 million, diluted earnings per share totaled $.52 and the return on average equity was 12.95%.

 - The dividend of $.18 per share paid on February 25, 2004 represented the Company's 76th consecutive dividend.

 - Annualized non-interest income for the quarter was 1.35% of average assets. This is the fifteenth consecutive quarter annualized non-interest income has equaled or exceeded 1% of average assets.

 - The stock price reached a high of $29.10 during the first quarter and closed on March 31, 2004 at $28.65, a 30.8% increase from the March 31, 2003 closing price of $21.90.

 - The Company is finalizing plans for the purchase of land in Aurora, Illinois. Construction of the facility should begin in 2004, with the facility opening in 2005. The Aurora area is growing at a fast pace and Princeton National Bancorp, Inc. is very excited about becoming a member of this community and participating in the opportunities which will be presented.

 - During the first quarter, the Company repurchased 37,000 shares of stock at an average price of $28.52. The Company will continue to repurchase shares in the open market or in private transactions to complete the 100,000 Share Repurchase Program which was announced in January of 2004. Purchases will be dependent upon market conditions and the availability of shares. Since 1997, the Company has repurchased 1,071,271 shares of common stock through stock repurchase programs

 - At the April 26, 2004 Board of Directors' meeting, the dividend was increased 5.6% to $.19 per share payable May 25, 2004 to those shareholders of record as of May 7, 2004. The Board of Directors has increased the dividend nine out of the last twelve quarters.


[BOOK VALUE/MARKET VALUE BAR GRAPH]  STOCK VALUE PER SHARE (03/31/04)
                                     --------------------------------
                                     3-Month Trailing P/E Ratio   13.77x
                                     52-Week Price Range          $21.35-$29.12
                                     Closing Price                $28.65
                                     Book Value                   $16.65
                                     Price/Book Value             172.07%
                                     Dividend (annualized)        $.72
                                     Dividend Yield               2.51%
                                     Shares Outstanding           3,115,101


THIS QUARTERLY FACT SHEET MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN PLANS, EXPECTATIONS, GOALS, AND PROJECTIONS, WHICH ARE SUBJECT TO NUMEROUS ASSUMPTIONS, RISKS, AND UNCERTAINTIES. THESE FORWARD-LOOKING STATEMENTS ARE IDENTIFIED BY THE USE OF WORDS SUCH AS "BELIEVES", "ANTICIPATES", "ESTIMATES", "EXPECTS", "PROJECTS" OR SIMILAR WORDS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED OR IMPLIED BY SUCH STATEMENTS FOR A VARIETY OF FACTORS INCLUDING: CHANGES IN ECONOMIC CONDITIONS; MOVEMENTS IN INTEREST RATES; COMPETITIVE PRESSURES ON PRODUCT PRICING AND SERVICES; SUCCESS AND TIMING OF BUSINESS STRATEGIES; THE NATURE, EXTENT, AND TIMING OF GOVERNMENTAL ACTIONS AND REFORMS; AND EXTENDED DISRUPTION OF VITAL INFRASTRUCTURE.

         FINANCIAL HIGHLIGHTS (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



                                                     FOR THE THREE MONTHS                 FOR THE YEARS
                                                       ENDED MARCH 31,                 ENDED DECEMBER 31,
                                                  ---------------------------   ------------------------------------
                                                      2004            2003         2003         2002         2001
                                                  -------------   -----------   ----------  -----------   ----------
     INCOME STATEMENT DATA
     Net Income                                   $       1,641   $     1,772   $    6,603  $     6,134   $    5,407
     Basic Earnings Per Share ("EPS")                      0.53          0.55      (4)2.08         1.87         1.62
     Diluted Earnings Per Share ("EPS")                    0.52          0.55         2.05         1.86         1.62
     Total Interest Income                                7,244         7,824       29,394       32,669       35,724
     Total Interest Expense                               2,235         2,878       10,511       13,559       18,266
     Net Interest Income                                  5,009         4,946       18,883       19,110       17,458
     Total Non-Interest Income                            2,039         2,059        9,408        7,563        7,307
     Total Non-Interest Expense                           4,784         4,424       18,707       17,692       16,561
     RATIOS
     Return on Average Equity                             12.95%        14.14%       13.01%       12.37%       11.60%
     Return on Average Assets                              1.09%         1.22%        1.10%        1.08%        1.02%
     Net Interest Margin                                   3.90%         3.97%        3.69%        3.95%        3.85%
     Tier 1 Capital, at period-end                         7.81%         7.87%        7.83%        8.11%        8.31%
     Equity to Assets, at period-end                       8.48%         8.59%        8.34%        8.70%        8.55%
     Non-performing Loans as a percentage of
      Total Loans                                           .28%         1.23%         .25%        1.07%        1.72%
     Efficiency Ratio                                     64.53%        60.34%       63.12%       63.25%       63.99%
     BALANCE SHEET DATA
     Total Assets                                 $     611,463   $   597,600   $  609,737  $   587,375   $  555,325
     Total Investments                                  168,022       165,265      169,892      169,318      144,660
     Total Loans, Net                                   389,550       358,946      383,053      357,359      333,399
     Total Deposits                                     538,451       525,166      537,827      511,267      481,738
     Customer Repurchase Agreements,
      TT&L Deposits & Other Borrowings                   16,443        15,684       16,161       19,491       20,595
     Stockholders' Equity                                51,856        51,351       50,875       51,074       47,500



[ASSETS BAR GRAPH]                        [NET INCOME BAR GRAPH]


[DILUTED EARNINGS PER SHARE BAR GRAPH]    [RETURN ON AVERAGE EQUITY BAR GRAPH]